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                                                                    Exhibit 8(a)
July 7, 1997

Mr. J. Michael Moore
Mr. James T. Moore, II
Invetech Company
1400 Howard
Detroit, Michigan 48216

Dear  Gentlemen:

This letter is in response to your request for our tax opinion on the federal income tax consequences of the proposed merger ("Merger") of Invetech Company ("INVETECH") with and into IC Acquisition Corporation ("Merger Sub"), a wholly-owned subsidiary of Applied Industrial Technologies, Inc. ("APPLIED"), as described in the Plan and Agreement of Merger by and between INVETECH, APPLIED and Merger Sub dated April 29, 1997 ("Agreement") and the Draft of Escrow Agreement dated April 29, 1997 ("Escrow").

Our opinion presented herein is based upon the representations provided, our understanding of the facts and the applicable tax law as it exists today. Specifically, we have relied upon the representations of the Executive Officers of INVETECH and APPLIED, and Miller, Canfield, Paddock & Stone provided in the letters dated May 15, 1997, May 15, 1997 and May 15, 1997, respectively (these letters will be referred to as "Representation Letter" or "Representation Letters") and the Agreement, Escrow, and the Draft S-4 ("Documents").

FACTS

APPLIED, incorporated in 1928, is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. As of the date of the Agreement, the authorized capital stock of APPLIED consists of (i) 30,000,000 shares of common stock, without par value, of which approximately 12,350,000 are issued and outstanding and (ii) 2,500,000 shares of authorized but unissued preferred stock. The common stock of APPLIED is traded on the New York Stock Exchange. APPLIED and its subsidiaries file a consolidated federal income tax return.

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July 7, 1997
Invetech Company
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Merger Sub, incorporated on April 18, 1997 in contemplation of this transaction, is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. As of the date of the Agreement, the authorized capital stock of Merger Sub consists of 75 shares of common stock, without par value, all of which are issued and outstanding and owned by APPLIED.

APPLIED, directly and through its subsidiaries, engages in the distribution and sale of ball, roller, thrust, plane and linear type bearings, mechanical and electrical drive system products, industrial rubber products, fluid power products and specialty items used in connection with the foregoing products manufactured by over 100 major suppliers. APPLIED's sales personnel advise and assist customers with respect to product selection and application. APPLIED considers this advice and assistance to be an integral part of its overall sales efforts. Beyond acting as a mere distributor, APPLIED markets itself to selected customers as a "single-source" technology supplier, offering product and process solutions involving multiple product technologies, which solutions reduce production downtime and overall procurement and maintenance costs for customers.

INVETECH, incorporated on December 12, 1917, is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. As of the date of the Agreement, the authorized capital stock of INVETECH consists of (i) 30,000 shares of Class A voting common stock, par value $0.10 per share, of which 20,000 shares are issued and outstanding and (ii) 5,000,000 shares of Class B non-voting common stock, par value $0.10 per share, of which 2,075,391 shares are issued and outstanding. INVETECH is a family-owned corporation, with two Class A common stock shareholders and forty six Class B nonvoting common stock shareholders. Thirty-three of INVETECH's shareholders directly or beneficially own one percent or more of INVETECH's stock. Under the agreement entered into by INVETECH's shareholders in July 1996, Class A shareholders will be entitled to 15 percent of proceeds and Class B shareholders will be entitled to 85 percent of proceeds in the case of a sale or liquidation of INVETECH.

INVETECH engages in the distribution and sale of bearings, mechanical and electrical drive system products, industrial rubber products, fluid power products and specialty maintenance and repair products manufactured by over 350 major suppliers. INVETECH's sales personnel advise and assist customers with respect to product selection and application. INVETECH offers product and process solutions involving multiple technologies in an effort to reduce production downtime and overall procurement and maintenance costs for customers. INVETECH maintains inventory in each of its 86 branches that is designed to meet the needs of its local customers. Distribution centers in Detroit, Michigan, Charlotte, North Carolina and Denver, Colorado warehouse back-up inventory for the branches. Branches and the master warehouses utilize the most effective methods of transportation available to meet customer needs.

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THE TRANSACTION

APPLIED and INVETECH desire to combine their respective businesses through a tax-free forward triangular merger. APPLIED believes that INVETECH's branch locations in Michigan and the eastern mountain states would enable APPLIED to better serve certain existing and potential national account customers, that the acquisition of INVETECH would present significant new customer opportunities to APPLIED, especially in the automobile industry, and would result in APPLIED being able to market a broader product offering to customers of the combined company. APPLIED also believes the Merger will present the combined company with opportunities to service their respective customers better and more cost-efficiently and opportunities both to consolidate field operations in areas with overlapping branch locations and to eliminate certain overhead and management expenses through the closing of INVETECH's headquarters. INVETECH believes the Merger will provide INVETECH shareholders liquidity for their current investment in INVETECH and address the need for INVETECH to rapidly expand its business. INVETECH also believes that, at the same time as providing enhanced liquidity to the INVETECH shareholders, the Merger will allow INVETECH shareholders to retain an investment in INVETECH's business by becoming shareholders of APPLIED, INVETECH's new parent company.

Pursuant to the Agreement, INVETECH shall be merged with and into Merger Sub. Merger Sub shall be the surviving corporation ("Surviving Corporation") and shall continue to exist and be governed by the laws of the State of Ohio. At the Effective Time of the Merger, the separate corporate existence of INVETECH shall cease and all its property, rights privileges, powers, franchises, debts, liabilities and duties shall become the property, rights privileges, powers, franchises, debts, liabilities and duties of Surviving Corporation.

By virtue of the Merger and without any further action on the part of APPLIED, Merger Sub, INVETECH or INVETECH and APPLIED common stock shareholders:

     a) Each issued and outstanding share of INVETECH Class A and Class B common stock shall be converted into a right to receive shares of common stock of APPLIED ("APPLIED Shares") and cash consideration ("Cash Component"). The aggregate value of the APPLIED Shares and the Cash Component shall be $83,000,000 (the "Merger Consideration") with each APPLIED Share valued at $28.62 per share.

     b)  The Merger Consideration shall be allocated in the following manner:
         (i) 15% to holders of INVETECH Class A shares on a per share pro rata basis, and (ii) 85% to the holders of INVETECH Class B shares on a per share pro rata basis.
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     c)  INVETECH shall designate the number of APPLIED Shares and the amount of the Cash Component to be delivered by APPLIED to each INVETECH shareholder ("Shareholder") in consideration of such Shareholder's INVETECH shares. INVETECH shall ask each Shareholder to specify such Shareholder's preference for APPLIED Shares, cash or a combination thereof, in consideration of such Shareholder's INVETECH shares. If necessary to comply with the limitations described in the Agreement, or if necessary to preserve the tax-free status of the Merger under
         Section 368(a) of the Internal Revenue Code ("Code"), INVETECH shall prorate the Cash Component and the APPLIED Shares among the Shareholders on a basis intended to respect the preferences for cash or APPLIED Shares specified by each Shareholder to the extent reasonably possible.

     d) Notwithstanding the foregoing, APPLIED shall not be required to issue more than 2,300,000 APPLIED Shares in connection with the Merger.

     e) The Merger Consideration shall be subject to adjustment on a dollar for dollar basis to the extent that shareholders equity of INVETECH as reflected on the Closing Balance Sheet, reduced for any and all liabilities, transaction costs, compensation and termination expenses, and other costs incurred, arising out of or in any way associated with the transaction contemplated hereby or a change of control of INVETECH, is greater than or less than $46,000,000.

     f) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue to be outstanding and shall be unaffected by the Merger and shall constitute an issued and outstanding share of capital stock of the Surviving Corporation.

     g) No fractional shares of APPLIED Share shall be issuable. Each Shareholder who would otherwise be entitled to a fractional share shall, in lieu thereof, be paid in cash an amount equal to such fractional share interest multiplied by $28.62.

No shareholder has any dissenter's rights or any similar rights in connection with the Merger pursuant to any provision of the Michigan Business Corporation Act ("MBCA"), INVETECH's organizational documents, any resolution of shareholders or directors of INVETECH, any agreement or otherwise.

One of the conditions to the Merger, unless waived, is the requirement that prior to the Effective Time of the Merger and after the date of the Agreement, the closing price of APPLIED Shares on the New York Stock Exchange for a single trading day shall not have been more than $38.00 per share, or less than $24.875 per share.
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At the Closing, as security for the general obligations of INVETECH and its shareholders arising under the Agreement, $10,000,000 cash shall be delivered by APPLIED on behalf of Shareholders (as part of Merger Consideration) to an escrow agent to be deposit and held in escrow. If no Notice of Claim for indemnification has been submitted by APPLIED, then on January 1, 2000, $5,000,000 will be released to the shareholders of INVETECH. Assuming the same, $2,500,000 will be released on April 1, 2001. The remaining escrow balance up to $2,500,000 will be released at the end of sixty months term.

REPRESENTATIONS

We have relied on the following representations of fact made by the Executive Officers of INVETECH in connection with the Merger:

     1) The fair market value of APPLIED common stock and cash consideration (including the $10,000,000 placed in escrow) received by each INVETECH Class A and Class B shareholder will be approximately equal to the fair market value of INVETECH common stock surrendered in the exchange.

     2) To the best of our knowledge, there is no plan or intention by the shareholders of INVETECH who own one percent or more of INVETECH stock, and to the best of the knowledge of management of INVETECH, there is no plan or intention on the part of any other shareholders of INVETECH to sell, exchange, or otherwise dispose of a number of shares of APPLIED common stock received in the transaction that would reduce the ownership by the shareholders of INVETECH of the stock of APPLIED to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of INVETECH as of the same date. For purposes of this representation, shares of INVETECH common stock exchanged for cash (including the $10,000,000 placed in escrow) or other property, or exchanged for cash in lieu of fractional shares of APPLIED common stock will be treated as outstanding INVETECH common stock on the date of the transaction. Moreover, shares of INVETECH common stock and shares of APPLIED common stock held by INVETECH shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation. For purposes of this representation, the additional shares of APPLIED stock that the Class B shareholders (other than those who are also Class A shareholders) would have received, if each Class A and Class B share had equal value, should be considered otherwise sold, redeemed or disposed of.


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     3)  Merger Sub will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by INVETECH immediately prior to the transaction. For purposes of this representation, amounts paid by INVETECH to shareholders that receive cash or other property, amounts used by INVETECH to pay its reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by INVETECH immediately preceding the transfer will be included as assets of INVETECH held immediately prior to the transaction.

     4) The liabilities of INVETECH to be assumed by APPLIED plus the liabilities, if any, to which the transferred assets are subject were incurred by INVETECH in the ordinary course of its business and are associated with the assets transferred.

     5) INVETECH and shareholders of INVETECH will each pay their respective expenses, if any, incurred in connection with the Merger.

     6) There is no intercorporate indebtedness existing between APPLIED and INVETECH or Merger Sub and INVETECH that was issued, acquired, or will be settled at a discount.

     7) INVETECH is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code. The term investment company in this context means a corporation fifty percent or more of the value whose total assets are stock and securities and eighty percent or more of the value of whose total assets are assets held for investment. In making the 50 percent and 80 percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets.

     8) The fair market value of the assets of INVETECH transferred to Merger Sub will equal or exceed the sum of the liabilities assumed by Merger Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

     9) The total adjusted basis of the assets of INVETECH transferred to Merger Sub will equal or exceed the sum of the liabilities assumed by Merger Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

     10) INVETECH is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.
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     11) The payment of cash in lieu of fractional shares of APPLIED common stock is solely for the purpose of avoiding the expense and inconvenience to APPLIED of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to INVETECH shareholders instead of APPLIED stock will not exceed one percent of the total consideration that will be issued in the transaction to INVETECH shareholders in exchange for their shares of INVETECH stock. The fractional share interest of each INVETECH shareholder will be aggregated, and no INVETECH shareholder will receive cash in an amount equal to or greater than the value of one full share of APPLIED stock.

     12) None of the compensation to be received by any shareholder-employees of INVETECH will be separate consideration for, or allocable to, any of their shares of INVETECH stock; none of the shares of APPLIED common stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

We have also relied on the following representations of fact made by the Executive Officers of APPLIED in connection with the Merger:

     1) Following the transaction, Merger Sub will continue the historic business of INVETECH or use a significant portion of INVETECH's historic business assets in a business.

     2) Following the Merger, Merger Sub will not issue additional shares of its stock that would result in APPLIED losing control of Merger Sub within the meaning of Section 368(c) of the Code.

     3) APPLIED has no plan or intention to reacquire any of its stock issued in the Merger.

     4) APPLIED has no plan or intention to liquidate Merger Sub, to merge Merger Sub with and into another corporation, to sell or otherwise dispose of the stock of Merger Sub, or to cause Merger Sub to sell or otherwise dispose of any of the assets of INVETECH acquired in the transaction, except for dispositions made in the ordinary course of its business or transfers described in Section 368(a)(2)(C) of the Code.

     5)  No stock of Merger Sub will be issued in the Merger.


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     6)  APPLIED and Merger Sub are not investment companies as defined in
         Section 368(a)(2)(F)(iii) and (iv) of the Code. The term investment company in this context means a corporation fifty percent or more of the value whose total assets are stock and securities and eighty percent or more of the value of whose total assets are assets held for investment. In making the 50 percent and 80 percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets.

     7) APPLIED and Merger Sub will each pay their respective expenses, if any, incurred in connection with the Merger.

Lastly, we have also relied on the following representations of fact made by the legal counsel of APPLIED and the legal counsel of INVETECH in connection with the Merger:

     1) The Merger will qualify under both the Michigan and Ohio corporate statutes as a merger.

OPINION

Based on the Representation Letters, the information and facts contained in the Documents, it is our opinion that:

     1.  The Merger will qualify as a reorganization within the meaning of
         Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code. APPLIED, Merger Sub and INVETECH will each be "a party to a reorganization" within the meaning of Section 368(b).

     2. No gain or loss will be recognized by INVETECH upon the transfer of its assets to Merger Sub in exchange for APPLIED common stock, the assumption by Merger Sub of the liabilities of INVETECH, cash to be paid to INVETECH's shareholders and cash to be paid in lieu of fractional shares, each of which will be distributed pursuant to the Agreement. Sections 361(a), 361(b) and 357(a) of the Code.

     3. No gain or loss will be recognized to APPLIED or Merger Sub upon the receipt of INVETECH's assets by Merger Sub in exchange for APPLIED common stock, cash and assumption by Merger Sub of INVETECH's liabilities. Section 1.1032-2(b) of the Treasury Regulations ("Regulations").
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     4.  The basis of INVETECH's assets in the hands of Merger Sub will be the same as the basis of such assets in INVETECH's hands immediately prior to the Merger. Section 362(b) of the Code.

     5. The holding period of INVETECH's assets in the hands of Merger Sub will include the holding period of those assets in INVETECH's hands immediately prior to the Merger. Section 1223(2) of the Code.

     6. The basis of Merger Sub stock in the hands of APPLIED will be increased by the basis of INVETECH's assets transferred to Merger Sub and decreased by the sum of INVETECH's liabilities assumed by Merger Sub, and the amount of liabilities, if any, to which the INVETECH's assets may be subject, and the consideration not provided by APPLIED, if any. Sections 1.358-6, 1.1502-30(b)(1) and (3) of the Regulations.

     7. No gain or loss will be recognized by the INVETECH shareholders, who elect to receive APPLIED common stock only in the Merger, on the exchange of their INVETECH common stock solely for APPLIED common stock (including fractional share interests they might otherwise be entitled to receive). Section 354(a)(1) of the Code.

     8. The gain, if any, to be realized by an INVETECH shareholder who receives APPLIED common stock (including fractional share interests they might otherwise be entitled to receive) and cash in exchange for INVETECH stock will be recognized, but not in excess of the amount of cash received. Section 356(a) of the Code. If the exchange has the effect of the distribution of a dividend (determined with application of Section 318(a)), then the amount of gain recognized that is not in excess of each shareholder's ratable share of undistributed earnings and profits will be treated as a dividend. The determination of whether the exchange has the effect of the distribution of a dividend will be made on a shareholder-by-shareholder basis in accordance with the principles set forth in Commissioner v. Clark, 489 U.S. 726 (1989) and Rev. Rul. 93-61, 1993-2 C.B. 118. No loss will be recognized on the exchange. Section 356(c). Each shareholder should contact his, her or its own tax advisor as to the application of Section 356(a).


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     9.  The basis of the APPLIED common stock (including fractional share interests that an INVETECH shareholder would otherwise be entitled to) received by an INVETECH shareholder who exchanges INVETECH stock solely for APPLIED stock will be the same as the basis of the INVETECH common stock surrendered in exchange therefor. The basis of the APPLIED common stock (including fractional share interests that an INVETECH shareholder would otherwise be entitled to) received by an INVETECH shareholder who exchanges INVETECH stock for APPLIED stock and cash will be the same as the basis of the INVETECH common stock surrendered in the exchange, decreased by the amount of cash received, and increased by the amount of cash received that is treated as a dividend (if any), and by the amount of gain recognized on the exchange (not including any portion of the gain that was treated as dividend).
         Section 358(a) of the Code.

     10. The holding period of APPLIED common stock to be received by INVETECH shareholders will include the holding period of the INVETECH common stock surrendered in exchange therefor, provided that the INVETECH common stock was held as a capital asset on the date of the exchange.
         Section 1223(1) of the Code.

     11. Where only cash is received by a shareholder of INVETECH, such cash will be treated as received by the shareholder as a distribution in redemption of the shareholder's INVETECH common stock, subject to the provisions and limitations of Section 302 of the Code.

     12. Cash received by an INVETECH shareholder otherwise entitled to receive a fractional share of APPLIED common stock in the exchange will be treated as if the fractional shares were distributed as part of the exchange and were then redeemed by APPLIED. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a). This receipt of cash will result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss will be capital gain or loss to the INVETECH shareholder, provided the INVETECH common stock was a capital asset in the hands of such shareholder. Rev. Rul. 66-365, 1966-1 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B.574.

     13. Merger Sub as the survivor of the Merger will succeed to and take into account the items of INVETECH described in Section 381(c) of the Code, as of the date or dates of transfer, subject to the conditions and limitations specified in Sections 381(b) and 381(c). Section 381(a)(2).
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     14. Merger Sub will succeed to and take into account the earnings and profits, or deficit in earnings and profits of INVETECH, as of the date or dates of transfer. Any deficit in earnings and profits should be used only to offset earnings and profits accumulated after the date or dates of transfer. Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Regulations.

LAW AND ANALYSIS

Section 368(a)(1)(A) of the Code provides that the term "reorganization" means a statutory merger or consolidation. Under Section 1.368-2(b)(1) of the Regulations, in order to qualify as a reorganization under Section 368(a)(1)(A), the transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a State or Territory or the District of Columbia. It has been represented that the Merger will qualify as a statutory merger under the applicable state laws. Accordingly, the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A).

Section 368(a)(2)(D) of the Code provides that the acquisition by one corporation, in exchange for stock of a corporation (referred to in this subparagraph as "controlling corporation") which is in control of the acquiring corporation (Merger Sub), of substantially all of the properties of another corporation shall not disqualify a transaction under Section 368(a)(1)(A) if (i) no stock of the acquiring corporation is used in the transaction, and (ii) in the case of a transaction under Section 368(a)(1)(A), such transaction would have qualified under Section 368(a)(1)(A) had the merger been into the controlling corporation.

Section 368(c) of the Code provides that the term "control" means the ownership of stock possessing at least eighty percent of the total combined voting power of all classes of stock entitled to vote and at least eighty percent of the total number of shares of each other class of stock of the corporation. At the time of the transaction, APPLIED will own one hundred percent of the issued and outstanding stock of Merger Sub; therefore, APPLIED will be in control of Merger Sub within the meaning of Section 368(c).

Section 1.368-2(b)(2) of the Regulations, in discussing the requirement of
Section 368(a)(2)(D)(ii) of the Code that the merger of the target corporation into the acquiring corporation would have qualified as a statutory merger under
Section 368(a)(1)(A) had the merger been into the controlling corporation, states:


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         The foregoing test of whether the transaction would have qualified under Section 368(a)(1)(A) if the merger had been into the controlling corporation means that the general requirements of a reorganization under section 368(a)(1)(A) (such as a business purpose, continuity of business enterprise, and continuity of interest) must be met in addition to the special requirements of section 368(a)(2)(D). Under this test, it is not relevant whether the merger into the controlling corporation could have been effected pursuant to State or Federal corporation law.

Based upon the discussion below that business purpose, continuity of business enterprise, and continuity of interest will be met, the requirement of Section 368(a)(2)(D)(ii) will be met. In addition, it has been represented that no stock of Merger Sub will be used in the Merger.

Rev. Proc. 77-37, 1977-2 C.B. 568, provides that the "substantially all" requirement is satisfied if there is a transfer of assets representing at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the corporations immediately prior to the transfer. All payments to dissenters and all redemptions and distributions (except for regular, normal distributions) made by the corporation immediately preceding the transfer and which are part of the plan of reorganization should be considered as assets held by the corporation immediately prior to the transfer. It has been represented that Merger Sub will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by INVETECH immediately prior to the Merger. Amounts paid by INVETECH to shareholders that receive cash or other property, amounts used by INVETECH to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by INVETECH immediately preceding the Merger will be included as assets of INVETECH held immediately prior to the Merger. Thus, the substantially all requirement of
Section 368(a)(2)(D) will be met.

In addition to the definitional requirements set forth in the statute, in order for a transaction to be a tax-free reorganization, certain requirements set forth in the regulations under Section 368 of the Code must also be met. Section 1.368-1(b) of the Regulations provides that the purpose of the reorganization provisions of the Code is to except from the general rule of taxability certain specifically described exchanges incident to such readjustments of corporate structures made in one of the particular ways specified in the Code as are required by business exigencies and which affect only a readjustment of a continuing interest in property under modified corporate form. Requisite to a reorganization under the Code are a continuity of business enterprise under the modified corporate form and a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization.


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Section 1.368-1(d) of the Regulations provides that continuity of business enterprise requires that the acquiring corporation either (i) continue the acquired corporation's historic business or (ii) use a significant portion of the acquired corporation's historic assets in a business. It has been represented that after the Merger, Merger Sub will continue the historic business of INVETECH or use a significant portion of INVETECH's historic business assets in a business. Accordingly, the Merger will meet the continuity of business enterprise requirement.

Under Section 1.368-1(b) of the Regulations, the continuity of interest doctrine requires that in a reorganization there must be a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization. Rev. Proc. 77-37 provides that the "continuity of interest" requirement of Section 1.368-1(b) is satisfied if there is continuing interest through stock ownership in the acquiring or transferee corporation (or a corporation in "control" thereof within the meaning of Section 368(c) of the Code) on the part of the former shareholders of the acquired or transferor corporation which is equal in value, as of the effective date of the reorganization, to at least fifty percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation as of the same date.

It is not necessary that each shareholder of the acquired or transferor corporation receive in the exchange stock of the acquiring or transferee corporation, or a corporation in "control" thereof, which is equal in value to at least 50 percent of the value of his former stock interest in the acquired or transferor corporation, so long as one or more of the shareholders of the acquired or transferor corporation have a continuing interest through stock ownership in the acquiring or transferee corporation or a corporation in "control" thereof which is, in the aggregate, equal to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation. Sales, redemptions, and other dispositions which are part of the plan of reorganization will be considered in determining whether there is a 50 percent continuing interest through stock ownership as of the effective date of the reorganization.


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It has been represented that there is no plan or intention by the shareholders of INVETECH who own one percent or more of INVETECH stock, and to the best of the knowledge of management of INVETECH, there is no plan or intention on the part of any other shareholders of INVETECH to sell, exchange, or otherwise dispose of a number of shares of APPLIED Common Stock received in the transaction that would reduce the shareholders of INVETECH's ownership of APPLIED Common Stock to a number of shares having a value, as of the date of the transaction, of less than fifty percent of the value of all of the formerly outstanding INVETECH Common Stock as of the same date. For purposes of this representation, shares of INVETECH common stock exchanged for cash (including the $10,000,000 placed in escrow) or other property, or exchanged for cash in lieu of fractional shares of APPLIED common stock will be treated as outstanding INVETECH common stock on the date of the transaction. Moreover, shares of INVETECH common stock and shares of APPLIED common stock held by INVETECH shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation. Thus, the continuity of interest requirement will be met.

In order to qualify as a reorganization described in Section 368(a)(1)(A) and 368(a)(2)(D) of the Code, there must be a genuine business purpose for the transaction. APPLIED believes that INVETECH's branch locations in Michigan and the eastern mountain states would enable APPLIED to better serve certain existing and potential national account customers, that the acquisition of INVETECH would present significant new customer opportunities to APPLIED, especially in the automobile industry, and would result in APPLIED being able to market a broader product offering to customers of the combined company. APPLIED also believes the Merger will present the combined company with opportunities to service their respective customers better and more cost-efficiently and opportunities both to consolidate field operations in areas with overlapping branch locations and to eliminate certain overhead and management expenses through the closing of INVETECH's headquarters. INVETECH believes the Merger will provide INVETECH shareholders liquidity for their current investment in INVETECH and address the need for INVETECH to rapidly expand its business. INVETECH also believes that, at the same time as providing enhanced liquidity to the INVETECH shareholders, the Merger will allow INVETECH shareholders to retain an investment in INVETECH's business by becoming shareholders of APPLIED, INVETECH's new parent company. This will satisfy the genuine business purpose for the Merger.

Based on the above law and analysis, the Merger of INVETECH with and into Merger Sub will qualify as a statutory merger within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Code.


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Section 368(b)(2) of the Code provides that the term "a party to a reorganization" includes both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another. In the case of a reorganization qualifying under Section 368(a)(1)(A) by reason of Section 368(a)(2)(D), the term "a party to a reorganization" also includes the controlling corporation referred to in Section 368(a)(2)(D). Accordingly, INVETECH, APPLIED and Merger Sub will each be "a party to a reorganization".

Section 361(a) of the Code provides that no gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization.

Section 361(b) of the Code provides that if Section 361(a) would apply to an exchange but for the fact that the property received in exchange consists not only of stock or securities permitted by Section 361(a) to be received without the recognition of gain, but also of other property or money, then

   (A) Property distributed -- If the corporation receiving such other property or money distributes it in pursuance of the plan of reorganization, no gain to the corporation shall be recognized from the exchange, but

   (B) Property not distributed -- If the corporation receiving such other property or money does not distribute it in pursuance of the plan of reorganization, the gain, if any, to the corporation shall be recognized.

The amount of gain recognized under subparagraph (B) shall not exceed the sum of the money and the fair market value of the other property so received which is not so distributed.

Section 357(a) of the Code provides that if the taxpayer receives property which would be permitted to be received under Section 361 without the recognition of gain if it were the sole consideration, and as part of the consideration, another party to the exchange assumes a liability of the taxpayer, or acquires from the taxpayer property subject to a liability, then such assumption or acquisition shall not be treated as money or other property, and shall not prevent the exchange from being within the provisions of Section 361.

Because the Merger qualifies as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and all cash that INVETECH will receive in the Merger will be distributed to INVETECH's shareholders pursuant to the agreement, no gain or loss will be recognized by INVETECH by reason of the Merger and Sections 361(a), 361(b) and 357(a) of the Code.

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July 7, 1997
Invetech Company
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Section 1032(a) of the Code provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock of such corporation. In a transaction to which Section 1032(a) applies, the corporation receiving property exchanges its own stock for such property rather than the stock of its parent corporation. Section 1.1032-2(b) of the Regulations provides that in the case of a forward triangular merger (as described in Section 1.358-6(b))1, P stock provided by P to S, or directly to T or T's shareholders on behalf of S, pursuant to the plan of reorganization is treated as a disposition by P of shares of its own stock for T's assets or stock, as applicable. In the case at hand, INVETECH will merge with and into Merger Sub in exchange for APPLIED common stock and cash, accordingly, no gain or loss will be recognized to APPLIED or Merger Sub as a result of the Merger.

Section 362(b) of the Code provides that if property was acquired by a corporation in connection with a reorganization, then the basis of such property shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on such transfer. Because Merger Sub will receive property from INVETECH in connection with a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D), and INVETECH will not recognize any amount of gain pursuant to Sections 361(a), 361(b) and 357(a), the basis of the assets to be received by Merger Sub will be the basis of those assets in the hands of INVETECH immediately prior to the Merger.

Section 1223(2) of the Code provides that in determining the period for which the taxpayer has held property, however acquired, there shall be included the period for which such property was held by any other person, if such property has, for purposes of determining gain or loss from a sale or exchange, the same basis in whole or in part in his hands as it would have had in the hands of such other person. Because the basis of the assets to be received by Merger Sub from INVETECH will have the same basis as those assets in the hands of INVETECH immediately prior to the transfer, the holding period for the assets of INVETECH to be received by Merger Sub will include the period during which such assets were held by INVETECH.

--------
1 Section 1.358-6(b)(2) of the Regulations defines a forward triangular merger as a statutory merger of the acquiring corporation ("S"), which is controlled by the controlling corporation ("P"), and another corporation ("T"), with S surviving, that qualifies as a reorganization under Sections 368(a)(1)(A) by reason of the application of Section 368(a)(2)(D) of the Code.

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Section 1.358-6(c)(1)(i) of the Regulations provides that in a forward triangular merger, P 's basis in its S stock is adjusted as if (A) P acquired the T assets acquired by S in the reorganization (and P assumed any liabilities which S assumed or to which the T assets acquired by S were subject) directly from T in a transaction in which P 's basis in the T assets was determined under section 362(b) (i.e., P would have the same basis in T's assets acquired as it would be in the hands of T); and (B) P transferred the T assets (and liabilities which S assumed or to which the T assets acquired by S were subject) to S in a transaction in which P 's basis in S stock was determined under section 358 (i.e., P 's basis in its S stock is increased by the basis in the T assets deemed transferred and decreased by the sum of T's liabilities assumed by S, and the amount of liabilities to which the T assets acquired by S are subject).
Section 1.358-6(c)(1)(ii) further provides that if, in applying section 358, the amount of T liabilities assumed by S or to which the T assets acquired by S are subject equals or exceeds T's aggregate adjusted basis in its assets, the amount of the adjustment is zero. P will not increase its basis in its S stock by any cash contributed by P that is used as part of the cash component. See paragraph
(d) of example 1 in Reg. section 1.358-6(c)(4).

Section 1.358-6(d)(1) of the Regulations provides that the amount of P's adjustment to basis in its S stock is decreased by the fair market value of any consideration that is exchanged in the reorganization and that is not provided by P pursuant to the plan of reorganization. Additionally, section 1.358-6(d)(2) provides that P makes no adjustment to basis if the decrease required under paragraph (d)(1) equals or exceeds the amount of the adjustment described in paragraph (c) of section 1.358-6.

Section 1.1502-30(b)(1) of the Regulations provides that P adjusts its basis in the stock of S as a result of a forward triangular merger under sections 1.358-6(c) and (d) of the Regulations, except that sections 1.358-6(c)(1)(ii) and (d)(2) do not apply. Instead, P should adjust such basis by taking into account the full amount of (i) T liabilities assumed by S or the amount of liabilities to which the T assets acquired by S are subject, and (ii) the fair market value of any consideration not provided by P pursuant to the plan of reorganization. Section 1.1502-30(b)(3) provides that negative adjustments under this section may exceed P 's basis in its S stock. The resulting negative amount is P's excess loss account in its S stock.

July 7, 1997
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Page 18


Because the Merger of INVETECH with and into Merger Sub qualifies as a statutory merger within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Code, it is a forward triangular merger under the definition of Section 1.358-6(b)(2) of the Regulations. It has been represented that the total adjusted basis of the assets of INVETECH transferred to Merger Sub will equal or exceed the sum of the liabilities assumed by Merger Sub, plus the amount of liabilities, if any, to which the transferred assets are subject. Accordingly, the basis of Merger Sub stock in the hands of APPLIED will be increased by the basis of INVETECH's assets transferred to Merger Sub and decreased by the sum of INVETECH's liabilities assumed by Merger Sub, and the amount of liabilities, if any, to which INVETECH's assets may be subject, and any consideration not provided by APPLIED, if any.

Section 354(a)(1) of the Code provides that no gain or loss shall be recognized to a shareholder if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization. The tax consequences of section 354 are based on a value for value exchange. See section 356(f). In Rev. Rul. 73-233, a majority shareholder received less than his proportional interest in the acquiring stock than the proportional interest he owned in the acquired stock prior to the reorganization. The Internal Revenue Service ruled that there was a constructive transfer to the minority shareholders and it was considered a disposition giving rise to gain or loss to the majority shareholder and as giving rise to income to the minority shareholders. See also section 1.351-(1)(b)(1) of the Regulations. It has been represented that the fair market value of APPLIED common stock and cash consideration (including the $10,000,000 placed in escrow) received by each INVETECH Class A and Class B shareholder will be approximately equal to the fair market value of INVETECH common stock surrendered in the exchange. Therefore, no gain or loss will be recognized by the INVETECH's shareholders, who elect to receive APPLIED common stock only in the Merger, on the exchange of their INVETECH common stock solely for APPLIED common stock. Each shareholder should contact his, her or its own tax advisor.

Section 356(a)(1) of the Code provides, in part, that if Section 354 would apply to an exchange but for the fact that the property received in the exchange consists not only of property permitted by Section 354 to be received without the recognition of gain but also of other property or money, the gain, if any, to the recipient shall be recognized, but in an amount not in excess of the sum of such money and the fair market value of such other property.

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Section 356(a)(2) of the Code provides that if an exchange is described in
Section 356(a)(1) but has the effect of the distribution of a dividend (determined with the application of Section 318(a)), then there shall be treated as a dividend to each distributee such an amount of the gain recognized under
Section 356(a)(1) as is not in excess of his ratable share of the undistributed earnings and profits of the corporation accumulated after February 28, 1913. The remainder, if any, of the gain recognized under Section 356(a)(1) shall be treated as gain from the exchange of property.

Section 356(c)(1) of the Code provides, in part, that if Section 354 would apply to an exchange but for the fact that the property received in the exchange or distribution consists not only of property permitted by Section 354 to be received without the recognition of gain or loss, but also of other property or money, then no loss from the exchange or distribution shall be recognized.

The Supreme Court has taken the position that in determining whether an exchange has the effect of the distribution of a dividend, the application of Section 302 of the Code is determined as if the gain is recognized as a result of a post-reorganization redemption of acquiring corporation stock. Clark. See also Rev. Rul. 93-61. Thus, each shareholder will be treated as having received solely APPLIED common stock for his, her or its INVETECH stock, a portion of which will then be treated as redeemed equal in value to the cash each shareholder will actually receive. The determination as to whether an exchange has the effect of distribution of a dividend is made on a shareholder-by-shareholder basis.

Because of the application of Section 356 of the Code and Clark, the gain to be realized by an INVETECH shareholder who receives APPLIED common stock and cash in exchange for INVETECH's stock will be recognized, but not in excess of the amount of cash received. If the exchange has the effect of the distribution of a dividend (determined with application of Section 318(a)), then the amount of gain recognized that is not in excess of each shareholder's ratable share of undistributed earnings and profits should be treated as a dividend. The determination of whether the exchange has the effect of the distribution of a dividend will be made on a shareholder-by-shareholder basis. No loss should be recognized on the exchange. This determination is based on the representation that the fair market value of APPLIED common stock and cash consideration (including the $10,000,000 placed in escrow) received by each INVETECH Class A and Class B shareholder will be approximately equal to the fair market value of INVETECH common stock surrendered in the exchange. Each shareholder should contact his, her or its own tax advisor as to the application of Section 356(a).

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Section 358(a)(1) of the Code provides that in the case of an exchange to which
Section 354 or Section 356 applies, the basis of the property to be received without the recognition of gain or loss shall be the same as that of the property exchanged, decreased by (i) the fair market value of any other property (except money) received by the taxpayer, (ii) the amount of money received by the taxpayer, and (iii) the amount of loss to the taxpayer which was recognized on such exchange, and increased by (i) the amount which was treated as a dividend, and (ii) the amount of gain to the taxpayer which was recognized in such exchange (not including any portion of such gain which was treated as a dividend).

Because the Merger constitutes an exchange to which Section 354 or Section 356 of the Code applies, the basis of the APPLIED common stock (including fractional share interests that an INVETECH shareholder would otherwise be entitled to) received by an INVETECH shareholder who exchanges INVETECH stock solely for APPLIED stock will be the same as the basis of the INVETECH common stock surrendered in exchange therefor. The basis of the APPLIED common stock (including fractional share interests that an INVETECH shareholder would otherwise be entitled to) received by an INVETECH shareholder who exchanges INVETECH stock for APPLIED stock and cash will be the same as the basis of the INVETECH common stock surrendered in exchange, decreased by the amount of cash received, and increased by the amount of cash received that is treated as a dividend (if any), and by the amount of gain recognized on the exchange.

Section 1223(1) of the Code provides that in determining the period for which the taxpayer has held property received in an exchange, there shall be included the period for which the taxpayer held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis (in whole or in part) in its hands as the property exchanged. In the case of such exchanges after March 1, 1954, the property exchanged at the time of such exchange must be a capital asset as defined in Section 1221 or property described in Section 1231. Because the basis of the APPLIED common stock will have the same basis (in whole or in part) as the INVETECH common stock exchanged, the holding period of the APPLIED common stock will include the period for which the INVETECH common stock was held, provided that such stock was a capital asset on the date of the exchange.


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Section 302(b)(3) of the Code provides that if a redemption is in complete redemption of all of the stock of a corporation owned by a shareholder, such redemption shall be treated as a distribution in part or in full payment in exchange for such stock. Accordingly, for the INVETECH shareholders that will receive cash only in the Merger, such cash will be treated as received by the INVETECH shareholder as a distribution in redemption of the shareholder's stock, subject to the provisions and limitations of Section 302. This determination is based on the representation that the fair market value of APPLIED common stock and cash consideration (including the $10,000,000 placed in escrow) received by each INVETECH Class A and Class B shareholder will be approximately equal to the fair market value of INVETECH common stock surrendered in the exchange. Each shareholder should contact his, her or its own tax advisor.

Revenue Ruling 66-365 provides that cash received by a shareholder as part of a plan of reorganization under section 368(a)(1)(A) of the Code, which is attributable to fractional shares of stock of the acquiring corporation, will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by the acquirer. Under section 302(a), such cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed provided the redemption is not essentially equivalent to a dividend.

Revenue Procedure 77-41 provides that the IRS will issue an advance ruling under section 302(a) of the Code that cash to be distributed to shareholders in lieu of fractional share interest arising in corporate reorganizations will be treated as having been received in part or in full payment in exchange for the stock redeemed if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained-for consideration. The purpose of the transaction giving rise to the fractional share interest, the maximum amount of cash that may be received by any one shareholder, and the percentage of the total consideration that will be cash are among the factors that will be considered in determining whether a ruling is to be issued.

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It has been represented that the payment of cash in lieu of fractional shares of
APPLIED common stock is solely for the purpose of avoiding the expense and inconvenience to APPLIED of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to INVETECH shareholders instead of APPLIED stock will not exceed one percent of the total consideration that will be issued in the transaction to INVETECH shareholders in exchange for their shares of INVETECH stock. The fractional share interest of each INVETECH shareholder will be aggregated, and no INVETECH shareholder will receive cash in an amount equal to or greater than the value of one full share of APPLIED stock. Accordingly, cash received by an INVETECH shareholder otherwise entitled to receive a fractional share of APPLIED common stock in the exchange will be treated as if the fractional shares were distributed as part of the exchange and were then redeemed by APPLIED. These cash payments will be treated as having been received as distributions if full payment in exchange for the stock redeemed as provided in Section 302(a). This receipt of cash will result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss will be capital gain or loss to the INVETECH shareholder, provided the INVETECH common stock was a capital asset in the hands of such shareholder.

Section 381(a)(2) of the Code provides that in the case of the acquisition of assets from another corporation in a transfer to which Sections 361 and 368(a)(1)(A) apply, the acquiring corporation shall succeed to and take into account, as of the close of the date or dates of such transfer, the items of the transferor described in Section 381(c), subject to the conditions and limitations specified in Section 381(b) and (c). Section 1.381(a)-1(a) of the Regulations provides that the items of the transferor described in Section 381(c) which the acquiring corporation succeeds to and takes into account are subject to the provisions and limitations specified in Sections 381, 382 and 383 and the regulations thereunder. Because the assets of INVETECH will be transferred to Merger Sub in a transaction to which Sections 361 and 368(a)(1)(A) apply, Merger Sub will succeed to and take into account the items of INVETECH described in Section 381(c), subject to the conditions and limitations specified in Sections 381(b) and (c).

July 7, 1997
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Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Regulations
provide that in the case of a transfer described in Section 381(a), the earnings and profits of the transferor corporation, or deficit in earnings and profits, shall be deemed to have been received or incurred by the acquiring corporation as of the close of the date or dates of the transfer, except that any deficit in earnings and profits of either the transferor corporation or the acquiring corporation should be used only to offset earnings and profits accumulated after the date of the transfer. Because the transfer of assets from INVETECH to Merger Sub will be a transfer described in Section 381(a), the earnings and profits, or deficit in earnings and profits, of INVETECH will be deemed to have been received or incurred by Merger Sub as of the close of the date or dates of transfer, except that any deficit in earnings and profits of INVETECH, on one hand, or Merger Sub, on the other hand, should be used only to offset earnings and profits accumulated after the date of transfer.

GENERAL

This opinion is based solely upon:

     1. Our assumption (without independent investigation or review) that all of the representations and all of the original, copies, and signatures of documents are accurate, true and authentic.

     2. Our assumption that there will be timely execution and delivery of, and performance as required by the representations and documents.

     3. The law, regulations, cases, rulings and other tax authorities in effect as of the date of this letter. If there are any significant changes of the foregoing tax authorities (for which we shall have no responsibility to advise you), it may result in our opinion being rendered invalid or necessitate, upon your request, a reconsideration of the opinion.

     4.  APPLIED stock will be at least $28.62 per share at the time of closing.

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Our opinion is limited to the specific federal income tax consequences of the
Merger. We have not considered the consequences to the parties involved of any tax besides the federal income tax.

We note that the federal income tax consequences to the parties involved relating to the transactions described herein are complex and subject to varying interpretations. While this opinion letter represents our considered judgment as to the proper tax treatment to the parties concerned, it is not binding on the IRS or the courts and should not be considered a guarantee that the IRS or the courts will concur with our opinion.

Deloitte & Touche, LLP consents to inclusion of this opinion as an exhibit to Registration Statement No. 333-27801 on Form S-4 and any amendments thereto. This opinion letter is solely for the benefit of INVETECH, its shareholders and for inclusion in Form S-4 as filed with the Securities and Exchange Commission with regard to the transaction discussed herein. Other than the uses indicated in the preceding sentence, this opinion may not be relied upon, distributed, or disclosed by anyone without the prior written consent of Deloitte & Touche, LLP.

Deloitte & Touche, LLP